Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2018 and revenue and expenses for the three and six months ended June 30, 2018 and 2017 and cash flows for the six months ended June 30, 2018 and 2017. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the six months ended June 30, 2018 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$174	615
Investments in affiliates, accounted for using the equity method	$642	672
Intangible assets not subject to amortization	$23,778	23,778
Intangible assets subject to amortization, net	$957	972
Total assets	$28,514	28,530
Deferred revenue	$1,935	1,882
Long-term debt, including current portion	$7,292	7,496
Deferred tax liabilities	$1,569	1,447
Attributed net assets	$10,864	10,861
Noncontrolling interest	$5,570	5,615

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	amounts in millions
Revenue	$1,432	1,348	2,807	2,642
Cost of subscriber services (1)	$(637)	(514)	(1,171)	(1,011)
Other operating expenses (1)	$(27)	(27)	(58)	(51)
Selling, general and administrative expense (1)	$(224)	(202)	(426)	(386)
Operating income (loss)	$333	392	729	764
Interest expense	$(99)	(85)	(196)	(169)
Income tax (expense) benefit	$(59)	(110)	(140)	(218)
Net earnings (loss) attributable to noncontrolling interests	$83	62	165	127
Earnings (loss) attributable to Liberty stockholders	$165	123	365	247

(1)	Includes stock-based compensation expense as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	amounts in millions
Cost of subscriber services	$13	9	23	18
Other operating expenses	4	3	8	7
Selling, general and administrative expense	25	25	51	46
	$42	37	82	71

Braves Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$113	132
Property and equipment, net	$1,156	1,099
Investments in affiliates, accounted for using the equity method	$97	145
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$42	49
Total assets	$1,939	1,866
Deferred revenue	$97	51
Long-term debt, including current portion	$625	662
Deferred tax liabilities	$68	62
Attributed net assets	$376	413

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	amounts in millions
Revenue	$182	176	210	181
Selling, general and administrative expense (1)	$(30)	(29)	(53)	(48)
Operating income (loss)	$35	(3)	(16)	(36)
Share of earnings (losses) of affiliates, net	$3	1	6	4
Income tax (expense) benefit	$(7)	3	(1)	9
Earnings (loss) attributable to Liberty stockholders	$(2)	(2)	(54)	(51)

(1)

Includes stock-based compensation of $5 million and $6 million for the three months ended June 30, 2018 and 2017, respectively, and $5 million and $8 million for the six months ended June 30, 2018 and 2017, respectively.

Formula One Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2018	2017
	amounts in millions
Cash and cash equivalents	$198	282
Investments in debt and equity securities	$318	526
Investments in affiliates, accounted for using the equity method	$920	933
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$4,953	5,171
Total assets	$11,589	11,802
Long-term debt, including current portion	$5,353	5,796
Attributed net assets	$5,648	5,669

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	amounts in millions
Revenue	$585	616	699	712
Cost of Formula 1 revenue	$414	414	495	482
Selling, general and administrative expense (1)	$(49)	(57)	(89)	(93)
Operating income (loss)	$6	33	(112)	(47)
Interest expense	$(47)	(62)	(94)	(118)
Share of earnings (losses) of affiliates, net	$20	20	8	10
Realized and unrealized gains (losses) on financial instruments, net	$(4)	(49)	91	(61)
Income tax (expense) benefit	$(1)	27	59	53
Earnings (loss) attributable to Liberty stockholders	$9	(27)	(8)	(123)

(1)

Includes stock-based compensation of $6 million and $10 million for the three months ended June 30, 2018 and 2017, respectively, and $12 million and $18 million for the six months ended June 30, 2018 and 2017, respectively.

BALANCE SHEET INFORMATION

June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$174	113	198	—	485
Trade and other receivables, net	247	67	114	—	428
Other current assets	170	89	155	—	414
Total current assets	591	269	467	—	1,327
Intergroup interest in the Liberty Braves Group (note 1)	—	—	235	(235)	—
Investments in debt and equity securities (note 1)	1,103	8	318	—	1,429
Investments in affiliates, accounted for using the equity method (note 1)	642	97	920	—	1,659

Property and equipment, at cost	2,341	1,234	180	—	3,755
Accumulated depreciation	(1,019)	(78)	(86)	—	(1,183)
	1,322	1,156	94	—	2,572

Intangible assets not subject to amortization
Goodwill	14,247	180	3,956	—	18,383
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,956	—	28,057
Intangible assets subject to amortization, net	957	42	4,953	—	5,952
Other assets	121	44	646	—	811
Total assets	$28,514	1,939	11,589	(235)	41,807

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$—	(39)	39	—	—
Accounts payable and accrued liabilities	997	56	176	—	1,229
Current portion of debt (note 1)	4	14	—	—	18
Deferred revenue	1,935	97	355	—	2,387
Other current liabilities	4	8	9	—	21
Total current liabilities	2,940	136	579	—	3,655
Long-term debt (note 1)	7,288	611	5,353	—	13,252
Deferred income tax liabilities	1,569	68	(86)	—	1,551
Redeemable intergroup interest (note 1)	—	235	—	(235)	—
Other liabilities	283	508	93	—	884
Total liabilities	12,080	1,558	5,939	(235)	19,342
Equity / Attributed net assets	10,864	376	5,648	—	16,888
Noncontrolling interests in equity of subsidiaries	5,570	5	2	—	5,577
Total liabilities and equity	$28,514	1,939	11,589	(235)	41,807

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,139	—	—	1,139
Formula 1 revenue	—	—	585	585
Other revenue	293	182	—	475
Total revenue	1,432	182	585	2,199
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	404	—	—	404
Programming and content	105	—	—	105
Customer service and billing	95	—	—	95
Other	33	—	—	33
Cost of Formula 1 revenue	—	—	414	414
Subscriber acquisition costs	119	—	—	119
Other operating expenses	27	94	—	121
Selling, general and administrative	224	30	49	303
Depreciation and amortization	92	23	116	231
	1,099	147	579	1,825
Operating income (loss)	333	35	6	374
Other income (expense):
Interest expense	(99)	(7)	(47)	(153)
Share of earnings (losses) of affiliates, net	(1)	3	20	22
Realized and unrealized gains (losses) on financial instruments, net	62	—	(4)	58
Unrealized gains (losses) on intergroup interest (note 1)	—	(28)	28	—
Other, net	12	1	8	21
	(26)	(31)	5	(52)
Earnings (loss) before income taxes	307	4	11	322
Income tax (expense) benefit	(59)	(7)	(1)	(67)
Net earnings (loss)	248	(3)	10	255
Less net earnings (loss) attributable to the noncontrolling interests	83	(1)	1	83
Net earnings (loss) attributable to Liberty stockholders	$165	(2)	9	172

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,111	—	—	1,111
Formula 1 revenue	—	—	616	616
Other revenue	237	176	—	413
Total revenue	1,348	176	616	2,140
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	293	—	—	293
Programming and content	96	—	—	96
Customer service and billing	95	—	—	95
Other	30	—	—	30
Cost of Formula 1 revenue	—	—	414	414
Subscriber acquisition costs	126	—	—	126
Other operating expenses	27	126	—	153
Selling, general and administrative	202	29	57	288
Depreciation and amortization	87	24	112	223
	956	179	583	1,718
Operating income (loss)	392	(3)	33	422
Other income (expense):
Interest expense	(85)	(2)	(62)	(149)
Share of earnings (losses) of affiliates, net	(5)	1	20	16
Realized and unrealized gains (losses) on financial instruments, net	—	—	(49)	(49)
Unrealized gains (losses) on intergroup interest (note 1)	—	(3)	3	—
Other, net	(7)	2	1	(4)
	(97)	(2)	(87)	(186)
Earnings (loss) before income taxes	295	(5)	(54)	236
Income tax (expense) benefit	(110)	3	27	(80)
Net earnings (loss)	185	(2)	(27)	156
Less net earnings (loss) attributable to the noncontrolling interests	62	—	—	62
Net earnings (loss) attributable to Liberty stockholders	$123	(2)	(27)	94

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$2,256	—	—	2,256
Formula 1 revenue	—	—	699	699
Other revenue	551	210	—	761
Total revenue	2,807	210	699	3,716
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	714	—	—	714
Programming and content	206	—	—	206
Customer service and billing	189	—	—	189
Other	62	—	—	62
Cost of Formula 1 revenue	—	—	495	495
Subscriber acquisition costs	242	—	—	242
Other operating expenses	58	134	—	192
Selling, general and administrative	426	53	89	568
Depreciation and amortization	181	39	227	447
	2,078	226	811	3,115
Operating income (loss)	729	(16)	(112)	601
Other income (expense):
Interest expense	(196)	(13)	(94)	(303)
Share of earnings (losses) of affiliates, net	—	6	8	14
Realized and unrealized gains (losses) on financial instruments, net	120	—	91	211
Unrealized gains (losses) on intergroup interest (note 1)	—	(33)	33	—
Other, net	17	2	8	27
	(59)	(38)	46	(51)
Earnings (loss) before income taxes	670	(54)	(66)	550
Income tax (expense) benefit	(140)	(1)	59	(82)
Net earnings (loss)	530	(55)	(7)	468
Less net earnings (loss) attributable to the noncontrolling interests	165	(1)	1	165
Net earnings (loss) attributable to Liberty stockholders	$365	(54)	(8)	303

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$2,189	—	—	2,189
Formula 1 revenue	—	—	712	712
Other revenue	453	181	—	634
Total revenue	2,642	181	712	3,535
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	570	—	—	570
Programming and content	192	—	—	192
Customer service and billing	192	—	—	192
Other	57	—	—	57
Cost of Formula 1 revenue	—	—	482	482
Subscriber acquisition costs	253	—	—	253
Other operating expenses	51	143	—	194
Selling, general and administrative	386	48	93	527
Depreciation and amortization	177	26	184	387
	1,878	217	759	2,854
Operating income (loss)	764	(36)	(47)	681
Other income (expense):
Interest expense	(169)	(2)	(118)	(289)
Share of earnings (losses) of affiliates, net	(2)	4	10	12
Realized and unrealized gains (losses) on financial instruments, net	—	—	(61)	(61)
Unrealized gains (losses) on intergroup interest (note 1)	—	(31)	31	—
Other, net	(1)	5	9	13
	(172)	(24)	(129)	(325)
Earnings (loss) before income taxes	592	(60)	(176)	356
Income tax (expense) benefit	(218)	9	53	(156)
Net earnings (loss)	374	(51)	(123)	200
Less net earnings (loss) attributable to the noncontrolling interests	127	—	—	127
Net earnings (loss) attributable to Liberty stockholders	$247	(51)	(123)	73

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2018

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$530	(55)	(7)	468
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	181	39	227	447
Stock-based compensation	82	5	12	99
Share of (earnings) loss of affiliates, net	—	(6)	(8)	(14)
Unrealized (gains) losses on intergroup interest, net	—	33	(33)	—
Realized and unrealized (gains) losses on financial instruments, net	(120)	—	(91)	(211)
Noncash interest expense (benefit)	(8)	2	—	(6)
Deferred income tax expense (benefit)	123	(2)	(49)	72
Intergroup tax allocation	1	3	(4)	—
Other charges (credits), net	—	14	2	16
Changes in operating assets and liabilities
Current and other assets	1	(3)	(97)	(99)
Payables and other liabilities	163	37	296	496
Net cash provided (used) by operating activities	953	67	248	1,268
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(395)	—	(4)	(399)
Cash proceeds from sale of investments	—	—	243	243
Capital expended for property and equipment	(174)	(14)	(3)	(191)
Other investing activities, net	3	36	8	47
Net cash provided (used) by investing activities	(566)	22	244	(300)
Cash flows from financing activities:
Borrowings of debt	1,171	123	289	1,583
Repayments of debt	(1,388)	(180)	(850)	(2,418)
Series C Liberty SiriusXM stock repurchases	(218)	—	—	(218)
Subsidiary shares repurchased by subsidiary	(334)	—	—	(334)
Cash dividends paid by subsidiary	(29)	—	—	(29)
Taxes paid in lieu of shares issued for stock-based compensation	(79)	—	(2)	(81)
Other financing activities, net	50	—	(4)	46
Net cash provided (used) by financing activities	(827)	(57)	(567)	(1,451)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(440)	32	(76)	(484)
Cash, cash equivalents and restricted cash at beginning of period	625	140	282	1,047
Cash, cash equivalents and restricted cash at end of period	$185	172	206	563

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2017

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$374	(51)	(123)	200
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	177	26	184	387
Stock-based compensation	71	8	18	97
Share of (earnings) loss of affiliates, net	2	(4)	(10)	(12)
Unrealized (gains) losses on intergroup interest, net	—	31	(31)	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	61	61
Noncash interest expense (benefit)	3	1	2	6
Deferred income tax expense (benefit)	215	23	(62)	176
Intergroup tax allocation	(9)	(33)	42	—
Intergroup tax payments	4	15	(19)	—
Other charges (credits), net	2	(3)	(3)	(4)
Changes in operating assets and liabilities
Current and other assets	(15)	(51)	29	(37)
Payables and other liabilities	(39)	24	(120)	(135)
Net cash provided (used) by operating activities	785	(14)	(32)	739
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(434)	(2)	(6)	(442)
Cash proceeds from sale of investments	—	5	1	6
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(119)	(145)	(2)	(266)
Other investing activities, net	(114)	5	(10)	(119)
Net cash provided (used) by investing activities	(667)	(137)	(1,664)	(2,468)
Cash flows from financing activities:
Borrowings of debt	980	214	1,403	2,597
Repayments of debt	(376)	(42)	(1,373)	(1,791)
Proceeds from issuance of Series C Liberty Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(784)	—	—	(784)
Cash dividends paid by subsidiary	(30)	—	—	(30)
Taxes paid in lieu of shares issued for stock-based compensation	(29)	—	(3)	(32)
Other financing activities, net	7	—	1	8
Net cash provided (used) by financing activities	(232)	172	1,966	1,906
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	5	5
Net increase (decrease) in cash, cash equivalents and restricted cash	(114)	21	275	182
Cash, cash equivalents and restricted cash at beginning of period	297	107	168	572
Cash, cash equivalents and restricted cash at end of period	$183	128	443	754

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“SIRIUS XM”), Formula 1 or Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, such as the Liberty SiriusXM Group or the Formula One Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

The Liberty SiriusXM Group is comprised of our consolidated subsidiary, SIRIUS XM, corporate cash, Liberty’s 2.125% Exchangeable Senior Debentures due 2048 and its margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As of June 30, 2018, the Liberty SiriusXM Group has cash and cash equivalents of approximately $174 million, which includes $64 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project (the “Development Project”) and cash. As of June 30, 2018, the Braves Group has cash and cash equivalents of approximately $113 million, which includes $78 million of subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Live Nation Entertainment, Inc. (“Live Nation”), a minority equity investment in AT&T Inc.,  cash, an intergroup interest in the Braves Group, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments,  Liberty’s 2.25% Exchangeable Senior Debentures due 2046 and Liberty’s 1% Cash Convertible Notes due 2023. As of June 30, 2018, the Formula One Group has cash and cash equivalents of approximately $198 million, which includes $89 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest held by the Formula One Group is 9,084,940, representing a 15.1% intergroup interest in the Braves Group as of June 30, 2018. The intergroup interest is a quasi-equity interest which is not represented by outstanding shares of common stock; rather, the Formula One Group has an attributed value in the Braves Group which is generally stated in terms of a number of shares of stock issuable to the Formula One Group with respect to its interest in the Braves Group. Each reporting period, the notional shares representing the intergroup interest are marked to fair value. The change in fair value is recorded in the Unrealized gain (loss) on intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The Formula One Group’s intergroup interest is reflected in the Investment in intergroup interest line item, and the Braves Group liability for the intergroup interest is reflected in the Redeemable intergroup interest line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interest. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interest are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock. However, Liberty has assumed that the notional shares (if and when issued) would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages. Therefore, the market price of Series C Liberty Braves common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The intergroup interest will remain outstanding until the redemption of the outstanding interest, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group to the Formula One Group.

For information relating to investments in debt and equity securities, investments in affiliates accounted for using the equity method and debt, see notes 8, 9 and 11, respectively, of the accompanying condensed consolidated financial statements.

(2)

Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)

Except for the intergroup arrangements regarding the securities held by the Formula One Group pledged as collateral pursuant to a loan at the Braves Group as discussed in note 11 of the accompanying condensed consolidated financial statements, the intergroup balance at June 30, 2018 and December 31, 2017 is primarily a result of timing of tax benefits.

(4)

The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.